Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

fuboTV Inc.:

We consent to the use of our report dated March 25, 2021, with respect to the consolidated financial statements of fuboTV Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

December 8, 2021